Exhibit 10.1

November 30, 2010

Alfred Merriweather

[Address redacted]

Dear Alfred:

I am pleased to offer you the position of Senior Vice President, Chief Financial Officer reporting directly to me. As discussed, your start date will be no later than December 29th.

Your annual salary is $370,000.00, paid bi-weekly in the amount of $14,230.77, less applicable taxes.

In addition, you will receive a one-time cash bonus of $5,000.00 net, paid within 30 days of your start date.

You are eligible to participate in our annual bonus program, based on the achievement of both personal and corporate goals, with a target of 45% of your eligible fiscal year earnings. Decisions whether to grant bonuses at all, or to any particular employee, are made in the sole discretion of the Company.

We have recommended to the Compensation Committee of our Board of Directors that you be granted options to purchase 50,000 shares of Celera common stock under the Celera Corporation 2008 Stock Incentive Plan. The option price will be set on the effective date of the grant, which will be January 3, 2011. Typically, our options vest in four equal annual installments commencing on the first anniversary of the grant date.

We have recommended to the Compensation Committee that you be granted 25,000 time-based restricted stock units of Celera common stock under the Celera Corporation 2008 Stock Incentive Plan. Typically, our time based restricted stock units vest in four equal annual installments commencing on the first anniversary of the grant date, which will be January 3, 2011.

In the event your employment with Celera is terminated due to a change in control, your benefits will be determined in accordance with the Celera Corporation Executive Change in Control Policy.

Celera offers a deferred compensation program to those employees with an annual base salary of $125,000.00 or more. The deferred compensation program will allow you to defer portions of your base salary and annual bonus on a pre-tax basis.

All full time employees and part time employees, working more than 20 hours per week, are eligible for participation in the Celera benefits program on their date of hire. For your information, I have enclosed a Benefits Summary and Enrollment Guide.

We will arrange for you to meet with a member of our benefits staff to review your benefits package and enroll in the various programs. As an executive, you may choose to have an annual health screening done at Celera’s expense (up to $3,000), with a physician of your choice.

As an executive, you will not accrue PTO but will instead have the flexibility of taking time off at your discretion in accordance with the business needs of the corporation, approximately four weeks a year.

As a Celera Corporation employee, you will be expected to abide by Celera Corporate policies and procedures. Our offer of employment is contingent upon your successful completion of a drug test, background check, reference checks, and employment eligibility as outlined in your employment application. Enclosed, please find more information about verifying your right to work in the U.S. Detailed instructions on how to complete the pre-employment drug screen will be e-mailed to you shortly.

While we hope that our relationship will be long and mutually rewarding, this offer is not to be construed as an employment contract. Should you accept this offer, your employment with Celera Corporation, is voluntary or “at will.” Either you or Celera Corporation can terminate the relationship at any time, for any reason, with or without cause or advance notice. The at-will nature of your employment is binding upon both you and Celera Corporation and may not be altered except in written form and signed by both you and the Chief Executive Officer of Celera expressly stating it alters the at-will employment.

If the terms of this offer are acceptable to you, please acknowledge your acceptance of this offer by signing, dating, and returning this letter and all other applicable documents to Paul Arata. This offer will be valid until 5:00 pm, Friday December 10th, 2010.

Alfred, I look forward to your joining the Celera team. I am confident you will find the important role you play in the organization to be a challenging and rewarding opportunity.

Sincerely,

/s/ Kathy Ordoñez
Kathy Ordoñez
Chief Executive Officer

Please sign below indicating your acceptance of this offer of employment.

Alfred Merriweather	/s/ Alfred Merriweather
Name (Printed)	Signature

December 6, 2010	December 20, 2010
Date	Start Date